Exhibit 99.1

AMF Bowling Worldwide	International Headquarters 8100 AMF Drive Mechanicsville, VA 23111	Post Office Box 15060 Richmond, Virginia 23227	804/730-4000 Telephone	804/559-6276 Facsimile

FOR IMMEDIATE RELEASE	Contact:	Merrell Wreden AMF 804/559-8643

News Release

AMF SIGNS AGREEMENT TO SELL ITS BOWLING CENTERS IN AUSTRALIA

Richmond, Virginia, October 19, 2004 – AMF Bowling Worldwide, Inc. (“AMF”) today announced that it has signed a definitive agreement to sell its 45 operating bowling centers in Australia to Macquarie Leisure Operations Limited (“MLE”) for approximately US$49.3 million, subject to certain adjustments to be made at closing. The sale will also include the real estate associated with one closed bowling center. The transaction is expected to close by the end of November, 2004, subject to certain closing conditions. Following consummation of the sale, AMF will have exited all bowling center operations in Australia.

“The decision to sell our Australian centers is consistent with the sale of our U.K. centers that we announced a few weeks ago,” said Fred Hipp, AMF Bowling Worldwide’s President and CEO. “Strategically, we want to bring as much focus as possible to the management of our core U.S. center and bowling products businesses.”

AMF Bowling Worldwide, Inc. was advised on the transaction by J.P. Morgan.

AMF Bowling Worldwide Inc. remains the world’s largest owner and operator of bowling centers and is also a leader in the manufacturing and marketing of bowling and billiards products. Additional information about AMF is available on the Internet at www.amf.com or www.amfcenters.com.